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                                                                   EXHIBIT 10.30



[GRAPHIC OMITTED]
[Motient Logo]


                                  CONFIDENTIAL

February 10, 2004

Walter V. Purnell, Jr.
[OMITTED]


Dear Walt:

                  The purpose of this letter is to define the terms of your separation from employment with Motient Corporation, to settle any claims under that certain Executive Retention Agreement, dated as of July 16, 2002, by and between Motient Corporation and you ("Retention Agreement"), and to set out certain arrangements with respect to your separation. In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.                  Termination of Employment:

                    a. You are hereby relieved of all your duties effective immediately, but your termination date shall be March 11, 2004.

                    b. Effective immediately, you agree to, and hereby do, resign from the boards of directors of Motient Corporation, and all its subsidiaries and affiliates.

                    c. You also hereby agree to resign from Mobile Satellite Ventures GP Inc. and all its subsidiaries and affiliates, provided, however, that such resignation shall not be delivered until the earlier of (x) the appointment by Motient of a successor director, or (y) such earlier date upon which Motient determines to render such resignation effective.

2.                  Settlement of Executive Retention Agreement:

                    a. You will receive a continuing severance payment of an amount equal to one-half of your current base salary for the next eighteen months. This severance payment amount shall be paid in bi-weekly installments in accordance with the Company's normal payroll schedule for active employees.

                    b. On September 11, 2005, you will also receive an additional lump sum severance payment of an amount equal to the sum total of all amounts required to be paid out pursuant to paragraph 2(a) above. .

                    c. You will continue to be eligible for the standard health benefits package made available to all employees over the next eighteen months.

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                    d.   If you participate in a health care flexible spending
                         account, you may continue to submit claims for reimbursement for expenses incurred through your last day of employment up to three months following the end of the current plan year. If you have not incurred expenses prior to your last day of employment, you may continue monthly after-tax contributions up to the end of the current plan year. This will keep your account open for reimbursement of health care expenses incurred after your separation date. If we do not receive continued after-tax contributions within 60 days of your last day of employment, your plan year will end on such date.

                    e. If you participate in a dependent care flexible spending account, you can submit request for reimbursement up to 3 months following the end of your current plan year. Expenses are eligible only if you (and your spouse if your are married) are working or seeking employment. No additional after-tax contributions to your account will be allowed.

                    f. If you have a 401(k) account and your vested balance is greater than $3,500, you may keep your account with CIGNA. If your vested account balance is less than $3,500, you must withdraw or rollover your 401(k) balance within a specified time frame. Withdrawals are subject to relevant I.R.S. limitations and penalties. Any outstanding loans must be paid back directly to CIGNA, or they are otherwise considered cash distributions subject to applicable taxes and penalties. Please contact CIGNA at 1-800-253-2287 for information on future account transactions.

                    g. Your accrued PTO will be paid out in a lump sum on the next practicable pay date following your last day with Motient.

                    h. Your reimbursable expenses will be paid out in a lump sum on the next practicable pay date following your last day with Motient.

                    i. Any stock options issued pursuant to Motient's 2002 Stock Potion plan will be subject to the terms of such plan, and to the award grant under which they were issued.

3.                  In consideration of the above, you agree to the following:

                    a. You will support Motient publicly and not take any action or make any statement that would detract from Motient's image or ability to carry on its business. Motient agrees not to disparage you.

                    b. You agree to sign the attached Exhibit A, Waiver and Release Agreement, which form was substantially agreed to as part of the Retention Agreement, and the terms and conditions of which are specifically incorporated herein by reference.

                    c. You agree to sign the attached Exhibit B, Non-Compete and Non-Solicit Agreement, which form was substantially agreed to as part of the Retention Agreement, and the terms and conditions of which are specifically incorporated herein by reference.

                    d. You agree to sign and immediately deliver the attached Exhibit C, a Resignation from the board of directors of Motient Corporation and all its subsidiaries and affiliates. Note that the non-execution or non-delivery of this resignation will not nullify your immediate resignation from Motient Corporation and all its subsidiaries pursuant to paragraph 1(b) above.

                    e. You agree to sign and deliver, upon Motient's request, the attached Exhibit D, a Resignation from the board of directors of Mobile Satellite Ventures GP Inc., and all its subsidiaries and affiliates.

                    f.

                    (i) For a period of three (3) years thereafter, and in keeping with Motient policy, you agree not to use, disclose, or copy Confidential Information, as defined in item (ii) of this paragraph 2(b), or in any other way publicly or privately disseminate Confidential Information, or help anyone else to do any of these things, except as otherwise required by law.

                    (ii) For purposes of this letter, "Confidential Information"
                         means all information or data, of any nature and in any form, whether written, oral, or in any other form, or recorded or transmitted electronically or by tape or any other manner or medium, regarding or relating to the business, operations, prospects, plans, or affairs of Motient which is not generally known to the public.

                    g. As soon as is reasonably practicable, you agree to return all Motient property in your possession, including but not limited to documents, data and information concerning Motient.

                    h. In the event of any question or disagreement between you and Motient as to the nature and extent of this Agreement, you agree to meet upon request at a reasonable time and place with Motient management to discuss and attempt in good faith to resolve such question or disagreement.

This letter constitutes the entire agreement between you and Motient with respect to your separation, and it supersedes any other discussion, negotiations, commitments or understandings, whether written or oral. It may not be altered, modified, or amended except in writing and signed by you and Motient's President, General Counsel or me.

You should feel free to discuss the terms of this letter with an attorney of your choice before executing it. After you have had an opportunity to carefully consider it, please sign this letter and return it to me. Please also retain a copy for your files.

Sincerely,


----------------------
Steven Singer
Chairman of the Board
Motient Corporation


AGREED AND ACCEPTED



------------------------
Walter V. Purnell, Jr.


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                                    EXHIBIT A
                          WAIVER AND RELEASE AGREEMENT


         This Waiver and Release Agreement is in consideration of the severance pay and benefits provided to me by Motient Corporation (the "Company"), in accordance with that certain Agreement, dated as of July 16, 2002, by and between me and the Company and providing for a severance payment, as such agreement is modified and amended by that certain letter agreement, dated as of February 10, 2004, by and between me and the Company.

         The payments and benefits described above are referred to herein collectively as the "Severance Payment." I acknowledge and agree that I would not be entitled to the Severance Payment without entering into this Waiver and Release Agreement, and I voluntarily enter into this Waiver and Release Agreement.

         I, on my own behalf and on behalf of my heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively all of the forgoing are referred to as the "Employer"), from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of my signing of the Waiver and Release Agreement, concerning my employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (namely, "ERISA"), the Americans with Disabilities Act, and the Family and Medical Leave Act, each as amended); any claim arising under any state or local ordinances or regulations; and any claim arising under any common law principle or public policy, including but not limited to all suits in tort or contract, such as, wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding the preceding, this Waiver and Release agreement shall not apply with respect to a claim under ERISA for benefits accrued but not paid under an ERISA Plan.

         I understand that by signing this Waiver and Release Agreement I am not waiving any claims or administrative charges which cannot be waived by law. I am waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission (the "EEOC")) pursue any claim on my behalf arising out of or related to my employment with and/or separation from employment with the Employer.

         I further agree, without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement. If I sue in violation of the preceding sentence of this Waiver and Release Agreement, I will (1) pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Waiver and Release Agreement, including litigation and court costs, expenses and reasonable attorneys' fees, and (2) I will repay the Severance Payment I received in consideration for this Waiver and Release Agreement.

         I am signing this Waiver and Release Agreement knowingly and voluntarily. I acknowledge that:

         (1) I am hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

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         (2)      I have relied solely on my own judgment and/or that of my
                  attorney regarding the consideration for and the terms of this Waiver and Release Agreement and am signing this Waiver and Release Agreement knowingly and voluntarily of my own free will;

         (3) I am not entitled to the Severance Payment amount unless I agree to and honor the terms of this Waiver and Release Agreement.

         (4) I have been given at least twenty-one (21) days to consider this Waiver and Release Agreement;

         (5)      I may revoke this Waiver and Release Agreement within seven
                  (7) days after signing it by submitting a written notice of revocation to the Company's Human Resources Director, Elyse Ward. I further understand that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if I revoke this Waiver and Release Agreement, I will not receive any Severance Payment;

         (6) I have read and understand the Waiver and Release Agreement and further understand that it includes a general release of any and all known and unknown, foreseen or unforeseen, claims presently asserted or otherwise arising through the date of my signing of this Waiver and Release Agreement that I may have against the Employer; and

         (7) No statements or conduct by the Employer have in any way coerced or unduly influenced me to execute this Waiver and Release Agreement.

         I further acknowledge that there are no other agreements of any nature between the Employer and me with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and that in signing this Waiver and Release Agreement, I am not relying on any agreements or representation, except those expressly contained in this Waiver and Release Agreement and the Retention Agreement.

         I further acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

         This Waiver and Release Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law, and in the event that any reference shall be made to state law, the internal laws of the State of Illinois shall apply. Any disputes under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

                  I understand that, to receive the Severance Payment amount, I must sign and return this Waiver and Release Agreement no sooner than my employment termination date and no later than twenty-one (21) days from the date my employment was terminated.



-----------------------------                  ------------------------
Date                                           Signature


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                                    EXHIBIT B
                      NON-COMPETE AND NON-SOLICIT AGREEMENT

         THIS NON-COMPETE AND NON-SOLICIT AGREEMENT ("Agreement") is entered into between Motient Corporation (the "Company") and myself, the undersigned employee of the Company effective as of the execution date set forth below. In consideration of the severance payments to be provided to me under that certain Agreement, dated as of July 16, 2002, by and between the Company and me, as such agreement is modified and amended by that certain letter agreement, dated as of February 10, 2004, by and between me and the Company, the sufficiency of which I expressly acknowledge, the Company and I hereby agree, intending to be legally bound, as follows:

1.       Employee Obligations

         1.1. No Solicitation of Employees. For twelve (12) months after my employment with the Company is terminated, whether voluntarily or involuntarily, I agree not to solicit, directly or indirectly, any of the Company's key employees for employment with a person or entity involved in marketing or developing products or services competitive with the Company's products or services. Key employees include supervisory personnel, executives, personnel in charge of any department, section or subdivision within the Company and project, contract managers (or directors) and senior personnel on any individual project or projects.

         1.2. No Unfair Competition. During my employment with the Company and for a period of 18 months after the termination of my employment with the Company, whether voluntarily or involuntarily, I agree that I shall not, directly or indirectly, engage in or become interested in any Competing Business, in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any product or service which resembles or competes with a product or service of the Company (hereafter, such engagement referred to as "Improper Engagement"). I understand that I will have engaged in or become interested in a Competing Business if, whether or not I am compensated, I become an employee, consultant, advisor or agent of a Competing Business. I also understand that I will have entered into an Improper Engagement if I become a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of a Competing Business or a director, partner, joint venturer or proprietor of a Competing Business. For purposes of this Agreement, a "Competing Business" is an enterprise engaged in or about to become engaged in, research on or development, production, marketing or selling of any product or service which resembles or competes with a product or service of the Company.

         1.3 Fiduciary Duty not to Disclose Proprietary or Confidential Information. During and after my employment with the Company, I agree to observe the terms of the Intellectual Property and Confidential Information Agreement, which I entered into with the Company upon accepting employment with the Company. I understand and agree that, during and after my employment with the Company, I shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliated companies and their respective businesses that I have obtained during the course of my employment by the Company or any of its affiliate companies that is not public knowledge.

2.       Nature of Relationship

         Nothing herein shall be construed as constituting an agreement, understanding or commitment of any kind that the Company shall continue to employ me, nor shall this Agreement limit in any way the Company's right to terminate my employment at any time for any reason whatsoever, subject to applicable laws and contracts.

3.       Enforcement

         I acknowledge that in the event of my breach of any of the obligations in this Agreement, the Company's business interests will be irreparably injured, the full extent of the Company's damages will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Agreement by an injunction or other equitable relief, without the necessity of posting bond or security, which I expressly waive. I understand that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing by the Company senior management and should not in any way be deemed a waiver of the Company's right to enforce any other requirements or provisions of this Agreement. I agree that each of my obligations specified in this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

4.       General Terms

         This is my entire agreement with the Company with respect to its subject matter and its date, superseding any prior oral or written, express or implied negotiations and agreements, and its terms will be governed by the laws of the Commonwealth of Virginia without regard to conflict of laws provisions. The agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of the Company. If any provision of the agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         By my signature below, I acknowledge that I have reviewed this Non-Compete and Non-Solicit Agreement carefully and understand that the covenants and obligations it contains are binding on me.

                              Print Name:
                                         ---------------------------------
                              Date Signed:
                                          --------------------------------
                              Address:
                                      ------------------------------------
                              Social Sec. No:
                                             -----------------------------

Motient Corporation

By:
   -----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------

                                    Exhibit C

                                   RESIGNATION


TO:               Steven G. Singer
                  Chairman
                  Motient Corporation
                  Motient Holdings Inc.
                  Motient Communications Inc.
                  Motient Services Inc.
                  MVH Holdings Inc.
                  Motient Ventures Holdings Inc.


     I, Walter V. Purnell, Jr., hereby resign effective as of February 10th, 2004, as a Director of the following entities:

                  Motient Corporation
                  Motient Holdings Inc.
                  Motient Communications Inc.
                  Motient Services Inc.
                  MVH Holdings Inc.
                  Motient Ventures Holdings Inc.

     I do hereby further relinquish all power and authority conferred upon me by the By-laws of any of the above entities in my former position as a director.


                                            Sincerely,



                                            Walter V. Purnell, Jr.


DATED:  February 10, 2004

                                    Exhibit D

                                   RESIGNATION


TO:               Dr. Carson E. Agnew,
                  President and COO
                  Mobile Satellite Ventures GP Inc.
                  10802 Parkridge Blvd.
                  Reston VA, 20191

AND TO:  Mobile Satellite Ventures LP

AND TO:  The following subsidiaries of MSV LP:
         Mobile Satellite Ventures Subsidiary LLC
         Mobile Satellite Ventures Corp.
         TerreStar Networks Inc.

AND TO: The General and Limited Partners, Unit Holders, Stock Holders and Shareholders of MSV and its Subsidiaries


         I, Walter V. Purnell, Jr., hereby resign effective as of February 10th, 2004, as a Director of the following Mobile Satellite Ventures entities:

         Mobile Satellite Ventures GP Inc.;
         Mobile Satellite Ventures Corp.;
         Mobile Satellite Ventures Subsidiary LLC; and
         TerrreStar Networks Inc.

I do hereby further relinquish all power and authority conferred upon me by the By-laws of any of the Mobile Satellite Ventures entities in my former position as a director.


                                            Sincerely,



                                            Walter V. Purnell, Jr.


DATED:  February 10, 2004